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                               UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549
                               SCHEDULE 13G


                  Under the Securities Exchange Act of 1934

                            (Amendment No. 1)*


                         KOLL MANAGEMENT SERVICES
                             (Name of Issuer)
                    -----------------------------------

                                  Common
                       (Title of Class of Securities)
                    -----------------------------------

                                500433107
                             (CUSIP Number)
                    -----------------------------------



Check the following box if a fee is being paid with this statement. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be ""filed'' for the purpose of Section 18 of the Securities Exchange Act of 1934 (""Act'') or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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CUSIP No. 500433107                13G
          ---------


- -------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                           WELLS FARGO BANK, N.A.
- -------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a)  / /
                                                        (b)  / /
- -------------------------------------------------------------------------------
 3  SEC USE ONLY


- -------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

                                    U.S.A.
- -------------------------------------------------------------------------------
  NUMBER OF
                         5  SOLE VOTING POWER
    SHARES                                                0
                         ------------------------------------------------------
 BENEFICIALLY            6  SHARED VOTING POWER
                                                          0
 OWNED BY EACH           ------------------------------------------------------
                         7  SOLE DISPOSITIVE POWER
   REPORTING                                              0
                         ------------------------------------------------------
  PERSON WITH            8  SHARED DISPOSITIVE POWER
                                                          0
- -------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   0
- -------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


- -------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                   0
- -------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

                                   Bank
- -------------------------------------------------------------------------------
                   *SEE INSTRUCTION BEFORE FILLING OUT!



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                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                Schedule 13G
                  Under the Securities Exchange Act of 1934

- -------------------------------------------------------------------------------
Item 1(a).     Name of Issuer:
               --------------
                    Koll Management Services, Inc.


Item 1(b).     Address of Issuer's Principal Executive Offices:
               -----------------------------------------------
                    4343 Von Karman Avenue
                    Newport Beach, California 92660


Item 2(a).     Name of Person Filing:
               ---------------------
                    Wells Fargo Bank
                    National Association


Item 2(b).     Address or Principal Business Office or, if None, Residence:
               -----------------------------------------------------------
                    420 Montgomery Street
                    San Francisco, California 94163


Item 2(c).     Citizenship:
               -----------
                    U.S.A.


Item 2(d).     Title of Class of Securities:
               ----------------------------
                    Common Stock


Item 2(e).     CUSIP Number:
               ------------
                    500433107


Item 3.        The Persons Filing This Schedule, Pursuant to Paragraph
               -------------------------------------------------------
               240.13d-1(b) are a:
               -------------------
                    (b) (X) Bank as defined in Section 3(a)(6) of the Act.


Item 4.        Ownership:
               ---------
                    See items 5-11 of cover page.


Item 5.        Ownership of Five Percent or Less of a Class:
               --------------------------------------------
                    Wells Fargo Bank no longer holds any shares.


Item 6.        Ownership of More Than Five Percent on Behalf of Another Person:
               ---------------------------------------------------------------
                    Not applicable.



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Item 7.        Identification and Classification of the Subsidiary Which
               ---------------------------------------------------------
               Acquired the Security Being Reported on by the Parent Holding
               -------------------------------------------------------------
               Company:
               -------
                    Not applicable.


Item 8.        Identification and Classification of Members of the Group:
               ---------------------------------------------------------
                    Not applicable.


Item 9.        Notice of Dissolution of Group:
               ------------------------------
                    Not applicable.


Item 10.       Certification:
               -------------
                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

               Signature:
               ---------
                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                   By:
- -----------------                     -----------------------------------------
      Date                            GUY ROUNSAVILLE, JR.
                                      Executive Vice President,
                                      Chief Counsel and Secretary
                                      WELLS FARGO BANK, N.A.


                                   By:
- ----------------                      -----------------------------------------
      Date                            GUY ROUNSAVILLE, JR.
                                      Executive Vice President,
                                      Chief Counsel and Secretary
                                      WELLS FARGO AND COMPANY